EXHIBIT 10.(d)

                                  EXHIBIT 10(D)

                              EMPLOYMENT AGREEMENT

         The Employment Agreement (this "Agreement") is made and entered into this 1st day of February, 1998, by and among Mutual Central Alarm Services, Inc., a New York corporation ("Employer"), Guardian International, Inc., a Nevada corporation ("Guardian") as guarantor and parent of Employer, and Joel A. Cohen ("Employee").

                                   WITNESSETH

         WHEREAS, the Board of Directors of Employer (the "Board") recognizes that Employee will contribute to the future growth and success of the security business of Employer, consisting of burglar alarm, fire alarm, closed circuit television and electronic access and control and central station monitoring services to residential and commercial customers (the "Business"), and the Board therefore desires to assure Employer of Employee's services as an employee of, and for the benefit of, Employer; and

         WHEREAS, in order to induce Employee to remain in the employ of Employer, this Agreement sets forth employment and other benefits which Employer shall pay to Employee in connection with his employment, provides for Employee's employment for a term of five years and provides for Employee's agreement not to compete with the Business in the event of his termination of employment on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are mutually acknowledged, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

         2. TERM. Subject to the provisions for termination contained in Section 10 hereof, the term of this Agreement, and the employment of Employee hereunder, shall commence on February 1, 1998 and continue for a five-year term ending on January 31, 2003. Thereafter, this Agreement shall renew automatically for one-year terms unless six months advance notice of termination is given by either party.

         3. DUTIES. During the term of his employment hereunder, Employee shall serve as President and Chief Executive Officer of Employer and Vice President of Guardian. In such capacity, Employee (i) shall (x) supervise and administer the day to day operations, business and affairs of Employer, (y) administer and oversee all labor union affairs, (z) shall have the power and authority to do and to perform any and all other acts and things which he shall reasonably consider to be necessary, desirable, convenient, or appropriate and in the best interests of Employer, in the ordinary and usual course of its business, (ii) shall report to the President of Guardian, and (iii) shall perform such other duties as shall be usual and customary for such executive officer in accordance with the Bylaws of Employer. The place of employment shall be New York City, New York. Employee will travel from time to time as may be necessary in furtherance of the Business.

         4. EXCLUSIVITY OF SERVICES. Employee shall devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer and matters related thereto, shall use Employee's best efforts and abilities to promote Employer's interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board. During the term hereof, Employee shall not serve as an officer, director, employee, consultant or advisor to any other business, and shall not engage in any other business activities other than the Permitted Activities, as herein defined. The Employee may (i) make and manage personal business investments of his choice, provided, that the Employee shall hold no investment in any entity which competes in any way with Employer or its subsidiaries, other than an investment representing a less than 5% interest in any publicly held entity; and (ii) serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided, that the activities and services described in clauses (i) and (ii) (collectively, the "Permitted Activities") do not interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

         5. COMPENSATION.

                  a. During the term of his employment hereunder, Employee shall receive a salary of One Hundred Fifty Thousand Dollars ($150,000) per annum (the "Salary"), payable in equal installments no less frequently than semi-monthly, and receive annual increases equal to the lesser of (i) the Consumer Price Index for the Standard Metropolitan Statistical Area including New York, New York or
(ii) 5% of the Salary. Employee shall receive 15% of any profits from off-shore ventures in which the Employee is actively involved on behalf of Employer.

                  b. Employee shall be entitled to a bonus from time to time during the term of his employment with Employer pursuant to Schedule 5(b) attached hereto.

                  c. Employee shall be entitled, in addition to the above, to any benefits and perquisites to which executive officers of Employer may be or may generally become entitled to receive under any present or future employment benefit and perquisite plans or programs, or executive contingent compensation plans, of Employer, and Employee shall be eligible to receive, during the period of his employment under this Agreement, benefits and emoluments for which corporate executive officers are eligible under every plan or program to the extent

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permissible under the general terms and provisions thereof. The foregoing notwithstanding, Employer may change or discontinue any such benefits in its sole discretion.

                  d. In addition to the above, upon execution of this Agreement, Employer shall grant to Employee options to purchase 100,000 shares of Employer's Class A Common Stock, par value $.001 per share (the "Common Stock"), with an exercise price equal to the five-day average closing price of the Common Stock for the five days prior to the public announcement of the transactions contemplated by the Stock Purchase Agreement by and among Guardian and the shareholders of Employer, dated as of February 1, 1998. Twenty percent (20%) of such options shall become exercisable on each anniversary of the execution of this Agreement. If the Employee does not exercise all exercisable options in any given year, such options may be exercised in subsequent years. In the event that Employee's employment hereunder is terminated under Section 10(a) prior to the vesting of all options, any such unvested options shall be forfeited. In the event that Employee's employment hereunder is terminated pursuant to Section 10(b) or (c) prior to the vesting of all options, any such unvested options shall vest automatically as of the date of termination, provided that Employee has been employed with Employer at least 30 consecutive months from the date of the execution of this Agreement.

                  e. All options shall immediately vest upon a Change of Control. "Change of Control" means either (i) the acquisition directly or indirectly, by any "person" (as this term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) of in excess of 50% of the Employer's combined voting power of all then-outstanding securities; or (ii) the consummation of a merger, consolidation, or other business combination of the Employer with any other person (as defined immediately above), other than a merger, consolidation or other business combination that would result in the Employer's outstanding common stock immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least 50% of the Employer's outstanding common stock or stock of the surviving entity or parent or affiliate thereof outstanding immediately after such transaction.

         6. AUTOMOBILE. During the term of his employment hereunder, Employer shall furnish to Employee a Jeep Grand Cherokee automobile or equivalent and will reimburse all expenses relating to such automobile including gas, tolls, parking, maintenance and repairs. Employer agrees that on the fourth anniversary of the execution of this Agreement, Employer shall provide Employee with a new Jeep Grand Cherokee.

         7. EXPENSE REIMBURSEMENT. During the term of Employee's employment hereunder, Employer, upon the submission of proper proof by Employee, shall promptly reimburse Employee for reasonable business expenses actually and necessarily paid or incurred by him in the Employee's discretion in connection with the discharge of his duties hereunder.

         8. VACATION. During the term of his employment hereunder, Employee, during each year of the term of this Agreement, shall be entitled to four weeks of vacation time as selected in

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consecutive or nonconsecutive periods or any combination thereof by Employee in his reasonable discretion consistent with his duties and responsibilities hereunder, during which vacation time Employee shall be paid the applicable portion of his Salary provided, however, Employee shall not take a vacation for longer than two weeks without the prior consent of the Board. Vacation shall not accumulate or carry over from year to year.

         9. INSURANCE. During the term of his employment hereunder, Employer shall at all times pay the reasonable premiums of medical insurance policies for Employee and his immediate family and shall further provide and pay the premiums of group term life insurance, group disability insurance and such other insurance as is from time to time provided to all of Employer's executive officers on terms no less favorable than that provided to Employer's other executive officers.

         10.      TERMINATION.

                  a. Notwithstanding anything contained in this Agreement, Employer by written notice to Employee shall at all times in its sole discretion have the right to terminate this Agreement, and Employee's employment hereunder, "for cause" effective upon delivery of notice to Employee. For purposes for this Agreement, "for cause" shall mean: (i) any conviction of Employee of a felony or any conduct which if proved would support conviction of a felony; (ii) conduct amounting to a material act of fraud, gross misconduct or dishonesty involving Employer; (iii) a material act of fraud or dishonesty not involving Employer which has a material adverse effect upon the Business or reputation of Employer;
(iv) continuing material violation by Employee of his obligations under this Agreement after written notice thereof to Employee and failure to cure such violation within fifteen (15) days following such notice; (v) misuse of alcohol that materially impairs Employee's ability to perform the duties of his employment as determined by a physician retained by Employer or, if Employee refuses to submit to appropriate examinations by such physician at the request of the Board of Directors, then by at least three members of the Board of Directors; or (vi) the unlawful use of drugs or other controlled substances.

                  b. Employer by written notice to Employee shall have the right to terminate this Agreement and Employee's employment upon Employee's lack of capacity to perform the essential functions of his duties under this Agreement, with or without reasonable accommodation, because of physical or mental disability ("Disability") of Employee, for a period of 120 or more days, either consecutively or in the aggregate during any six-month period, as determined by an impartial reputable physician agreed upon by the Board and Employee (or his representative, as the case may be).

                  c. If Employee dies during the term of his employment hereunder, this Agreement shall terminate automatically upon the date of Employee's death.

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         11. PAYMENTS UPON TERMINATION OR EXPIRATION.

                  a. In the event that this Agreement, and Employee's employment hereunder, is terminated for cause pursuant to Section 10(a) hereof, then, in such event, (i) Employer shall have no obligation whatsoever to make any payment, including, without limitation, any payment of Salary, bonus, automobile expense reimbursement or any insurance premium, to or on behalf of Employee for any period subsequent to the date of such termination; (ii) Employer may, subject to the terms of such plans and applicable law, remove Employee from coverage under any medical, life, disability or other insurance plans or programs made available to Employee by Employer; and (iii) Employee shall, upon such termination, return the automobile provided pursuant to Section 6.

                  b. In the event that this Agreement, and Employee's employment hereunder, is terminated for death or Disability of Employee pursuant to Section 10(b) or 10(c) hereof, then, in any such event, Employer shall have no obligation whatsoever to make any payment, including without limitation, any payment of Salary, bonus, automobile expense reimbursement or any such insurance premium, to or on behalf of Employee for any period subsequent to the date of such termination or expiration and Employee shall, upon such termination, return the automobile provided pursuant to Section 6. Notwithstanding the above, in the event this Agreement is terminated for Disability of Employee pursuant to
Section 10(b) hereof, Employee shall have the right at Employer's expense through the remaining term of this Agreement to continue such disability insurance as Employer was providing as of the date of termination, and, at Employee's own expense, to continue any group medical insurance then provided to Employee and to such other benefits as he is then entitled under such insurance and any disability plan or program of Employer.

                  c. In the event that this Agreement, and Employee's employment hereunder, is terminated by Employer without cause during the terms set forth in
Section 2 hereof, or Employee shall terminate his employment with Employer as a result of a material breach by Employer of the terms hereof, which breach is not cured within fifteen (15) days following notice in writing from Employee to Employer specifying the nature of such breach, then, in such event, in addition to such amounts as have accrued prior to the date of termination and have not previously been paid including any accrued vacation benefits, Employer shall pay to Employee, payable at such time as such payments would otherwise be payable hereunder, Employee's Salary and benefits that would have accrued to him for the remaining term of this Agreement, and any bonus pursuant to Schedule 5(b) prorated to the date of termination.

         12. GUARDIAN BOARD SEAT. During the term of Employee's employment hereunder, Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and Rhonda Ginsburg agree to vote all Guardian stock over which they have voting control to elect Employee to the Board of Directors of Guardian. Employee agrees to tender his resignation as such a director immediately upon termination of his employment hereunder for any reason.

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

         13. CONFIDENTIALITY.

                  a. For good consideration and as an inducement for Employer to employ Employee, Employee agrees that, both during the term of this Agreement and after the termination of this Agreement, Employee will hold in a fiduciary capacity for the benefit of Employer, and shall not, directly or indirectly, use or disclose, except as authorized by Employer in connection with the performance of his duties, any Confidential Information (as defined below) that Employee may have or acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) prior to or during the term of this Agreement. The term "Confidential Information" as used in this Agreement shall mean and include any material information, data and know-how specific to the Business of Employer and not generally known in the industry that is disclosed to Employee by Employer or known by him as a result of his relationship with Employer (or a company acquired by Employer) and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following: financial information, supply and service information, marketing information, personnel information, customer information and information with respect to any corporate affairs that Employer treats as confidential.

         The term "Confidential Information" does not include information that has become generally available to the public by the act of Employer or by the act of one who has the right to disclose such information without violating any right of Employer or the customer to which such information pertains.

         Nothing in this Section 13 shall prevent Employee from disclosing any Confidential Information to the extent such disclosure is required by law or any order of a court or government authority with jurisdiction, provided, however, that Employee agrees to give Employer advance written notice as soon as possible of the Confidential Information required to be disclosed, and at Employer's request, to use his best efforts to obtain assurances that the Confidential Information required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

                  b. The covenant contained in this Section 13 shall survive the termination of Employee's employment with Employer for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 13 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of Employer are in addition to those rights Employer has under the common law or applicable statutes for the protection of trade secrets.

         14. COVENANT NOT TO COMPETE. For good consideration and as an inducement for Employer to employ Employee, Employee agrees that he will not engage or participate, directly or indirectly, in any business that competes with the Business, whether as employee, employer,

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

consultant, agent, principal, partner, stockholder, corporate officer, director, or other representative capacity, at any time during Employee's employment with Employer, and (i) if terminated pursuant to Section 10(a) for cause, for a period of two (2) years after the date of termination of Employee's employment with Employer, in any city or county within the United States in which the Employer (or any of its subsidiaries) is then engaging and continues to engage in its Business, and (ii) if terminated by expiration of this Agreement pursuant to its terms, for a period of one (1) year after the date of termination of Employee's employment with Employer, in the five boroughs of New York, New York, and (iii) if terminated without cause during the term of this Agreement, for only the balance of the term of this Agreement, in the five boroughs of New York, New York. Notwithstanding the foregoing, Employee may hold an investment representing a less than 5% interest in any publicly held entity engaging in a business that competes with the Business. In the event any court shall refuse to enforce any portion of the covenant set forth in this Section 14, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

         15. COVENANTS AGAINST OTHER ACTIONS DAMAGING EMPLOYER. Employee agrees that he will not, at any time during his employment with Employer and for the period of the non-compete provision determined in accordance with Section 14 (the "Non-Compete Period"), for himself or on behalf of or in conjunction with any third party solicit any employee of Employer or its subsidiaries to leave such employment; provided that the posting by Employee or any entity with which Employee is involved of general advertisements soliciting employees shall not constitute the solicitation of any employee of Employer or its subsidiaries. Employee further agrees that during his employment with Employer and for an unlimited period thereafter, he will not directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business, any customers of Employer who are customers as of the date of termination. If, during the term of this agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving Employer and a third party or parties (a "Venture"), or any discussions, analysis or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets, or business of any entity (an "Acquisition"), all rights in the Venture and the Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to Employer and shall constitute a corporate opportunity belonging exclusively to Employer. Except as approved by the Board, Employee shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to any commission, finder's fee or other compensation in connection therewith other than any Salary paid to Employee for performance of his duties in the ordinary course of business. In the event any court shall refuse to enforce any portion of the covenants set forth in this Section 15, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

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         16. ARBITRATION. All disputes or controversies between the parties arising from or related to any matter that pertains to this Agreement, to the employment of Employee by Employer, or to the termination Employee's employment which otherwise would allow or require resort to a court, administrative, or other governmental dispute resolution forum (whether the claim is legal or equitable in nature, whether it is based on any tort, contract, or common law theory of recovery, and whether it is based on any federal, state, or local employment discrimination or civil rights statute, executive order, law, regulation, or ordinance, including without limitation the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York Sate Human Rights Law, and the New York City Human Rights Law) shall be referred to binding, non-appealable arbitration in accordance with the procedures set forth in Exhibit A hereto and without recourse to any litigation except as set forth in Exhibit A. Each party hereby submits to personal jurisdiction in New York, New York for the purpose of such arbitration proceedings, and/or any suits to confirm same. Pending completion of any arbitration proceedings, payments not in dispute shall continue to be made and obligations not in dispute shall continue to be performed.

         17. ASSIGNMENT. This Agreement is personal to Employee, and Employee may not assign or transfer any of its benefits or obligations. Upon written notice by Employer to Employee, Employer may assign its rights under this Agreement to any entity (i) that controls or acquires control of Employer, (ii) that is controlled by, is under common control with, or acquires an interest in Employer, or (iii) in which Employer acquires a financial interest, provided that such entity assumes Employer's obligations under this Agreement or that Employer remains liable for its obligations under the Agreement. Upon written notice by Employer to Employee, Employer may assign its rights to any entity that acquires substantially all of Employer's assets, provided that such entity assumes Employer's obligations under this Agreement.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of laws principles thereof.

         19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any way unless in writing signed by both Employer and Employee.

         20. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand and receipted or when received or refused if delivered by United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

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                  If to Employer:           Guardian International, Inc.
                                            3880 North 28th Terrace
                                            Hollywood, Florida 33020

                  If to Employee:           Joel A. Cohen
                                            99 N. Rockledge Drive
                                            Livingston, New Jersey 07039

or to such other addresses as either party hereto may from time to time give notice of to the other on five days prior notice in the manner aforesaid.

         21. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective legal representatives, successors and, where applicable, assigns.

         22. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         23. WAIVERS. The waiver by either party hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         24. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. EQUITABLE REMEDIES. Employee acknowledges that Employer would not have an adequate remedy at law for money damages if Employee breaches Sections 13, 14 or 15. Therefore, in addition to all other remedies to which Employer may be entitled for a breach or threatened breach of this Agreement, Employer will be entitled to specific enforcement of this Agreement and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In the event of legal proceedings in connection with this Agreement, the non-prevailing party shall pay all reasonable attorneys' fees and costs of the prevailing party at trial and on appeal.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on the day and year first above written.

                         EMPLOYER:

                         MUTUAL CENTRAL ALARM SERVICES, INC.,
                              a New York corporation

                         By: /S/ RICHARD GINSBURG
                             --------------------
                             Name: RICHARD GINSBURG

                         Title: VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                         GUARANTOR AND PARENT OF
EMPLOYER:

                         GUARDIAN INTERNATIONAL, INC.,
                              a Nevada corporation

                         By: /S/ RICHARD GINSBURG
                             --------------------
                               Richard Ginsburg, President and
                                  Chief Executive Officer

                         EMPLOYEE:

                         /S/ JOEL A. COHEN
                         -----------------
                         Joel A. Cohen

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                                    EXHIBIT A

                             ARBITRATION PROCEDURES

         a. If a dispute or controversy arises, the parties hereto shall attempt in good faith to resolve such dispute or controversy promptly by negotiation. Any such dispute or controversy which has not been resolved by negotiation within thirty (30) days after the initiation of discussions shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration of Business Disputes. Unless the parties agree otherwise, the arbitration shall be conducted in New York, New York, by a panel of three arbitrators. The disputing parties shall each select one arbitrator, and the arbitrators so selected shall select an attorney as the third arbitrator. If the arbitrators selected by the disputing parties fail to agree on the third arbitrator within thirty (30) days of the date this arbitration provision becomes operative, any person involved may request CPR to make the appointment in accordance with its applicable rules.

         b. The arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement; provided that, all substantive questions of law shall be determined under the laws of the State of New York (without regard to its principles of conflicts of laws).

         c. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.ss. 1, ET SEQ., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators may grant any remedy or relief which is just and equitable, including injunctive relief or specific performance.

         d. The parties hereto agree to facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute;
(ii) participating in reasonable discovery, including oral depositions; (iii) conducting arbitration hearings to the greatest extent possible on successive days; and (iv) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs.

         e. Initially, the disputing parties shall each pay one-half of the costs (excluding attorneys' fees) of any arbitration; provided, however, that the arbitrators shall divide all costs (excluding attorneys' fees) incurred in conducting the arbitration in their final award in accordance with what they deem just and equitable under the circumstances, and any party who is allocated in excess of one-half of such costs shall reimburse the other for such excess costs.

         f. Notwithstanding the exclusivity of the dispute resolution procedures specified herein, a party hereto, without prejudice to such procedures, may file a complaint or seek a

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preliminary injunction or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties shall continue to participate in good faith in the procedures specified herein.





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